AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------


         AGREEMENT dated as of February 15, 2002, to be effective as of December 1, 2001 by and between Webb Mortgage Depot, Inc. (hereinafter referred to as the "Corporation"), and Byron J. Webb (hereinafter referred to as "Webb").

         WHEREAS, Webb and the Company entered into an employment agreement, effective as of January 1, 2000 (the "Previous Employment Agreement")

         WHEREAS, the parties wish to amend the Employment Agreement to reduce Webb's salary to $75,000 per annum, effective as of January 1, 2002 and to remove all commission and revenue bonuses during fiscal 2001 and the remaining term of the agreement;

         FOR VALUE RECEIVED, the parties hereto agree as follows:

         1. Employment and Compensation. Subject to the terms and conditions hereof, the Corporation agrees that the total compensation payable to Webb during fiscal 2001 shall be One Hundred Fifty Two Thousand Eight Hundred Seventy Dollars ($152,870). Webb agrees to waive his right to receive any bonuses during fiscal 2001, including but not limited to the commission revenue bonus and the growth revenue bonus. During fiscal 2002 and 2003, Webb shall be entitlted to receive compensation equal to Seventy Five Thousand Dollars ($75,000) per annum.

         2. Duties. During the period of his employment Webb shall serve as Chief Executive Officer and shall serve as a member of the Board of Directors. Webb will oversee all of the company's operations. While he is so employed Webb shall devote his full business time, energy and attention to his duties hereunder.

         3. Benefits and Expenses. Webb will be eligible to participate in all benefit programs of the Corporation that are in effect for its personnel from time to time. Webb will be reimbursed for all reasonable business expenses incurred on behalf of Corporation while performing his duties, including but not limited to reimbursement for travel, food and lodging for his required trips to Puerto Rico.

         4. Termination of Employment. Upon termination of Webb's employment hereunder for any reason other than death, physical or mental incapacity, fraud, criminal acts, voluntary termination, breach of any provision of this agreement or neglect of his duties, Webb will be entitled to continue to receive compensation for a six-month period equivalent to what his salary would be for that period.

         5. Covenant not to Compete. During the period commencing on the date hereof and ending one (1) year after the termination of Webb's employment for any reason, Webb shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in or own or control any interest in or act as director, officer or employee of or consultant to any firm or corporation directly or indirectly engaged (as these terms may be reasonably construed) in a mortgage brokerage business anywhere in the United States.


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         Webb hereby acknowledges that the remedy at law for any breach of the foregoing covenants will be inadequate and that the Corporation shall, in addition to whatever other remedies it may have, be entitled to proper injunctive relief.

         6. Miscellaneous. This agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and may not be assigned by Webb. This Agreement contains the entire agreement of the parties and supersedes all prior agreements relating to the subject matter hereof and may be changed only by writing signed by the party against whom enforcement of such change is sought. This agreement shall be governed by and construed in accordance with the laws of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written to be effective as of December 1, 2001.

                                     Webb Mortgage Depot, Inc.

                                     /s/ Harvey Judkowitz
                                     --------------------------
                                     BYRON J. WEBB, Chief Financial Officer



                                     /s/ Byron Webb
                                     --------------
                                     BYRON WEBB


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